CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our report, dated October 13, 2011, with respect to the financial statements included herein, on the Putnam Emerging Markets Equity Fund, a fund of Putnam Funds Trust, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Appendix B to the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 22, 2011